NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A ordinary shares of Babylon Holdings Limited (the "Company") from listing and registration on the Exchange on July 28, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision to delist the Company's Class A ordinary shares pursuant to sections 802.01B and 802.01C of the NYSE Listed Company Manual. On June 28, 2023, the Company informed the NYSE and made public disclosure that it did not intend to submit a business plan demonstrating its ability to return to compliance with continued listing standards within 18 months of the notice from the Exchange and did not have an intention to cure the price noncompliance within six months of the notice from the Exchange, as required by Sections 802.02 and 802.01C of the NYSE Listed Company Manual, respectively. Because the Company does not intend to undertake actions to cure its deficiencies and return to compliance with the continued listing standards in Sections 802.01B and 802.01C of the NYSE Listed Company Manual, the Class A ordinary shares are no longer suitable for listing. On June 29, 2023, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified on June 29, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on June 29, 2023, and trading in the Securities was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Securities provided it filed a written request for such a review with the Secretary of the Exchange within seven business days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.